UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2013

GXS Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-167650	35-2181508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9711 Washingtonian Boulevard, Gaithersburg, MD	20878
(Address of principal executive offices)	(Zip Code)

301-340-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendments to Employment Agreements of President and Chief Executive Officer and Named Executive Officers

On January 23, 2012, Robert E. Segert, President and Chief Executive Officer, Karl Salnoske, Executive Vice President of Service Delivery and Chief Information Officer, and George Schulze, Executive Vice President, Global Sales, and certain other executives of GXS Group, Inc. (“GXS Group” or the “Company”) and its principal subsidiaries including the registrant became eligible to participate in the Executive Transaction Bonus program (the “Program”).  The Program does not amend or supersede the current GXS Group 2010 Long Term Incentive Plan (amended 2012), the GXS Holdings, Inc. Stock Incentive Plan, or the Management Incentive Award (“MIA”) program (collectively, the “Other Plans”).

The purpose of the Program is to incentivize participants to achieve the Company’s long-term financial plan and to ensure a minimum total payment in a “qualifying liquidity event” as defined in the Program, provided that the Company achieves the Total Revenue and Adjusted EBITDA components of the Company’s long-term financial plan in each of the calendar-year periods prior to the qualifying liquidity event.  The Program allows for actual Total Revenue and Adjusted EBITDA to be lower than the comparable numbers in the Company’s long-term financial plan by as much as 1.5% and 3.0% per year, respectively.  To the extent that Total Revenue or Adjusted EBITDA is lower than the comparable numbers in the Company’s long-term financial plan by more than 1.5% or 3.0%, respectively, in any given year, the participants in the Program will no longer qualify for payments under the Program.  In the case of a qualifying liquidity event, the Program stipulates a minimum total enterprise value of the Company (“TEV”) which serves as the floor in the calculation of payments to qualifying participants pursuant to the Program.  If the actual TEV in a qualifying liquidity event is less than the minimum TEV stipulated in the Program, then a payment will be paid to each qualifying Program participant in order to bring the total combined payments from the Program and the Other Plans to the minimum total payment as specified in the Program.  If the implied TEV of the Company in a qualifying liquidity event is greater than the minimum TEV there will be no payment made to participants pursuant to the Program as the payments under the Other Plans, as applicable, are expected to exceed the minimum total payment stipulated in the Program for each Program participant.

In the event of any acquisitions or divestures prior to a qualifying liquidity event, the Company’s long-term financial plan will be adjusted accordingly and at the sole discretion of the Board of Directors.  Payments made pursuant to the Program will be made in cash and are calculated based on the value of the participant’s vested stock options and/or MIA program participation (as applicable, in accordance with the vesting schedules in each of the Other Plans) at the time of the qualifying liquidity event.  A Program participant is eligible to receive a payment under the Program if the participant is an active employee in good standing at the time of the qualifying liquidity event or is entitled to a payout according to the terms of an applicable severance agreement.  The Program terminates on December 31, 2017.

For purposes of the Program a “qualifying liquidity event” means the occurrence of one of the following:

(i) any underwritten public offering of the Company’s common stock with proceeds of at least $75 million;

(ii) the consummation of a merger or consolidation of the Company with or into any other entity pursuant to which the stockholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

(iii) the sale or other disposition of all or substantially all of the Company’s assets or any approval by the stockholders of the Company of a plan of complete liquidation of the Company; or

(iv) any acquisition by any person or persons (other than the direct and indirect stockholders of the Company immediately after the effective date of this program) of the beneficial ownership of 50% or more of the voting power of the Company’s equity securities in a single transaction or series of related transactions.

In the event of a qualifying liquidity event and subject to the other requirements of the Program, Mr. Segert’s combined payments pursuant to the Program and the Other Plans would be a minimum of approximately $8.9 million.  Mr. Salnoske’s and Mr. Schulze’s combined payments pursuant to the Program and the Other Plans would be a minimum within the approximate range of $1.7 million to $2.2 million and $1.3 million to $1.9 million, respectively.  However, the triggering and actual amount of any payments pursuant to the Program will depend, among other things, on the occurrence of a qualifying liquidity event, the calculated equity value of the Company at the minimum TEV at the time of such event, the value of the participant’s vested stock options and/or MIA program participation, as applicable, on the date of the qualifying liquidity event, the participant’s continuing employment with the Company and the satisfaction of the other terms and conditions to trigger a payment pursuant to the Program.

This current report may contain "forward-looking statements."  All statements, other than statements of historical facts that address activities, events or developments that the registrant expects, believes or anticipates will or may occur in the future are forward-looking statements.  These forward-looking statements are affected by risks, uncertainties and assumptions, including but not limited to those set forth in the registrant's public filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.  Accordingly, actual results or outcomes may differ materially from those expressed in the forward-looking statements.  You should not place undue reliance on these statements and the registrant undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances that may arise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GXS WORLDWIDE, INC.

January 29, 2013	By:	/s/ Richard B. Nash
	Name:	Richard B. Nash
	Title:	Senior Vice President and General Counsel